Exhibit 10.1

Cooper-Standard Holdings Inc.

$25,000,000

Senior PIK Toggle Notes due 2018

PURCHASE AGREEMENT

May 13, 2013

DEUTSCHE BANK SECURITIES INC.

MERRILL LYNCH, PIERCE, FENNER & SMITH

                               INCORPORATED

J.P. MORGAN SECURITIES LLC

UBS SECURITIES LLC

c/o Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Ladies and Gentlemen:

Cooper-Standard Holdings Inc., a Delaware corporation (the “Company”) hereby confirms its agreement with you (the “Initial Purchasers”), as set forth below.

Section 1. The Securities. Subject to the terms and conditions herein contained, the Company proposes to issue and sell to the Initial Purchasers $25,000,000 aggregate principal amount of its Senior PIK Toggle Notes due 2018 (the “Notes”). The Notes are to be issued under that certain indenture (the “Indenture”) dated as of April 3, 2013, by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Notes will be issued only in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company (the “DTC”).

The Company previously issued $175,000,000 aggregate principal amount of its Senior PIK Toggle Notes due 2018 under the Indenture (the “Existing Notes”). The Notes constitute an issuance of “Additional Securities” under the Indenture. Except as otherwise described in the Pricing Disclosure Package (as defined below), the Notes will have identical terms to the Existing Notes and will be treated as a single class of notes for all purposes under the Indenture. The Notes will have the same CUSIP and ISIN numbers as, and will trade fungibly with, the Existing Notes (except that the Notes issued pursuant to Regulation S (as defined below) will trade separately under different CUSIP and ISIN numbers until at least 40 days after the issue date of the Notes).

This Agreement, the Notes and the Indenture, as entered into by the Company, are hereinafter referred to as the “Transaction Documents.”

The Notes will be offered and sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Act”), in reliance on exemptions therefrom.

In connection with the sale of the Notes, the Company has prepared a preliminary offering memorandum dated May 13, 2013 (including the information incorporated by reference therein, the “Preliminary Memorandum”) setting forth or including a description of the terms of the Notes, the terms of the offering of the Notes, a description of the Company and any material developments relating to the Company occurring after the date of the most recent historical financial statements included (or incorporated by reference) therein. As used herein, “Pricing Disclosure Package” shall mean the Preliminary Memorandum, as supplemented or amended by the written communications listed on Schedule 2 hereto in the most recent form that has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of offers to purchase Notes prior to the time when sales of the Notes were first made (the “Time of Execution”). Promptly after the Time of Execution and in any event no later than the second Business Day following the Time of Execution, the Company will prepare and deliver to each Initial Purchaser a final offering memorandum (including the information incorporated by reference therein, the “Final Memorandum”), which will consist of the Preliminary Memorandum with such changes therein as are required to reflect the information contained in the amendments or supplements listed on Schedule 2 hereto. The Company hereby confirms that it has authorized the use of the Pricing Disclosure Package, the Final Memorandum and any Recorded Road Show (as defined below) in connection with the offer and sale of the Notes by the Initial Purchasers.

Section 2. Representations and Warranties. As of the Time of Execution and at the Closing Date, the Company represents and warrants to and agrees with each of the Initial Purchasers as follows (references in this Section 2 to the “Offering Memorandum” are to (i) the Pricing Disclosure Package in the case of representations and warranties made as of the Time of Execution and (ii) both the Pricing Disclosure Package and the Final Memorandum in the case of representations and warranties made at the Closing Date):

(a) The Preliminary Memorandum, on the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Time of Execution, the Pricing Disclosure Package does not, and the Final Memorandum as of its date (as amended or supplemented in accordance with Section 5(a)) and on the Closing Date (as defined in Section 3 below) will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company does not make any representation or warranty as to the information contained in or omitted from the Pricing Disclosure Package and Final Memorandum in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Initial Purchasers through Deutsche Bank Securities Inc. (“DBSI”) specifically for inclusion therein, as described in Section 12 hereof. The Company has neither distributed nor referred to and will not distribute or refer to any written communications (as defined in Rule 405 of the Act) that constitutes an offer to sell or solicitation of an offer to buy the Notes (each such communication by the Company or its agents and representatives (other than the Pricing Disclosure Package and Final Memorandum), an “Issuer Written Communication”) other than the Pricing Disclosure Package, the Final Memorandum and the recorded electronic road show made available to investors, if any (the “Recorded Road Show”). Any information in an Issuer Written Communication that is not otherwise included in the Pricing Disclosure Package and the Final Memorandum does not conflict with the Pricing Disclosure Package or the Final Memorandum, and each Issuer Written Communication, when taken together with the Pricing Disclosure Package does not at the Time of Execution and when taken together with the Final Memorandum at the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) As of the Closing Date, the Company will have the authorized, issued and outstanding capitalization set forth in the Offering Memorandum under the heading “Capitalization”; all of the subsidiaries of the Company are listed in Annex A attached hereto (each, a “Subsidiary”

and collectively, the “Subsidiaries”); all of the outstanding shares of capital stock of the Company and the Subsidiaries have been, and as of the Closing Date will be, duly authorized and validly issued, are fully paid and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act) and were not issued in violation of any preemptive or similar rights; except as set forth in the Pricing Disclosure Package and the Final Memorandum, all of the outstanding shares of capital stock of the Company and of each of the Subsidiaries will be free and clear of all liens, encumbrances, equities and claims or restrictions on transferability or voting (other than those imposed by the Act and the securities or “Blue Sky” laws of certain jurisdictions). Except as set forth in the Offering Memorandum, there are no (i) options, warrants or other rights to purchase, (ii) agreements or other obligations to issue or (iii) other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests in the Company or any of the Subsidiaries outstanding. Except for the Subsidiaries or as disclosed in the Offering Memorandum, the Company does not own, directly or indirectly, any shares of capital stock or any other equity or long-term debt securities or have any equity interest in any firm, partnership, joint venture or other entity.

(c) The Company is duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own its properties and conduct its business as now conducted and as described in the Offering Memorandum; the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole (any such event, a “Material Adverse Effect”).

(d) The Company has all requisite corporate power and authority to execute, deliver and perform each of its obligations under the Notes. The Notes, when issued, will be in the form contemplated by the Indenture. The Notes have been duly and validly authorized by the Company and, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and, when delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture, and enforceable against the Company in accordance with their terms, enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(e) The Company has all requisite corporate power and authority to perform its obligations under the Indenture and, as of the date of execution thereof, the Company had all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture. The Indenture has been duly and validly authorized by the Company and (assuming the due authorization, execution and delivery by the Trustee), constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.

(f) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company. This Agreement has been duly executed and delivered by the Company.

(g) The Company has all requisite corporate or other entity power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party.

(h) The Indenture conforms in all material respects, and each of the other Transaction Documents will conform in all material respects, to the description thereof in the Offering Memorandum, to the extent described therein.

(i) No consent, approval, authorization or order of any court or governmental agency or body is required for the issuance and sale by the Company of the Notes to the Initial Purchasers or the consummation by the Company of the other transactions contemplated hereby, except such as have been obtained and such as may be required under foreign or state securities or “Blue Sky” laws in connection with the purchase and resale of the Notes by the Initial Purchasers. The Company is not (i) in violation of its certificate of incorporation or bylaws (or similar organizational document), (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to the Company or any of its properties or assets, except for any such breach or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) in breach of or default under (nor has any event occurred that, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which the Company is a party or to which the Company or its properties or assets is subject (collectively, “Contracts”), except for any such breach, default, violation or event described in clauses (ii) and (iii) above that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j) The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance and sale of the Notes to the Initial Purchasers) will not conflict with or constitute or result in a breach of or a default under (or an event that with notice or passage of time or both would constitute a default under) or violation of any of (i) the terms or provisions of any Contract, except for any such conflict, breach, violation, default or event that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) the certificate of incorporation or bylaws (or similar organizational document) of the Company or (iii) (assuming compliance with all applicable state securities or “Blue Sky” laws and assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 8 hereof) any statute, judgment, decree, order, rule or regulation applicable to the Company or any of its properties or assets, except for any such conflict, breach, default, violation or event described in clauses (i) and (iii) above that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially adversely affect the consummation of the transactions contemplated hereby.

(k) The audited consolidated financial statements of the Company and its subsidiaries included (or incorporated by reference) in the Offering Memorandum present fairly in all material respects the financial position, results of operations and cash flows of the Company and its subsidiaries at the dates and for the periods to which they relate and have been prepared in all material respects in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise stated therein. The summary and selected financial and statistical data in the Offering Memorandum present fairly in all material respects the information shown therein and have been prepared and compiled on a basis consistent with the audited financial statements included (or incorporated by reference) therein, except as otherwise stated therein. Ernst & Young LLP (the “Independent Accountants”) is an independent public accounting firm within the meaning of the Act and the rules and regulations promulgated thereunder.

(l) Except as disclosed in the Pricing Disclosure Package, there is not pending or, to the knowledge of the Company, threatened any action, suit, proceeding, inquiry or investigation to which the Company is a party, or to which the property or assets of the Company are subject, before or brought by any court, arbitrator or governmental agency or body or that, if determined adversely to the Company, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Notes to be sold hereunder or the consummation of the other transactions described in the Offering Memorandum.

(m) The Company possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all appropriate federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, presently required or necessary to own or lease, as the case may be, and to operate its properties and to carry on its business as now or proposed to be conducted as set forth in the Offering Memorandum (“Permits”), except where the failure to obtain such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and the Company has not received any notice of any proceeding relating to revocation or modification of any such Permit, except as described in the Offering Memorandum and except where such revocation or modification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n) Since the date of the most recent financial statements appearing (or incorporated by reference) in the Offering Memorandum, except as described therein, (i) the Company has not incurred any liabilities or obligations, direct or contingent, or entered into or agreed to enter into any transactions or contracts (written or oral) not in the ordinary course of business, which liabilities, obligations, transactions or contracts would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) the Company has not purchased any of its outstanding capital stock, or declared, paid or otherwise made any dividend or distribution of any kind on its capital stock and (iii) there shall not have been any material change in the capital stock or long-term indebtedness of the Company on a consolidated basis.

(o) The Company has filed all necessary federal, state and foreign income and franchise tax returns, or received timely extensions thereof and has paid all taxes shown due thereon, except where the failure to so file such returns and pay such taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Other than tax deficiencies that the Company is contesting in good faith and for which the Company has provided appropriate reserves, there is no tax deficiency that has been assessed against the Company or any of its consolidated subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p) The statistical and market-related data included in the Offering Memorandum are based on or derived from sources that the Company believes to be reliable and accurate.

(q) The Company has title to all real property and title to all personal property described in the Offering Memorandum as being owned by it and title to a leasehold estate in the real and personal property described in the Offering Memorandum as being leased by it free and clear of all liens, charges, encumbrances or restrictions (subject to Permitted Liens), except as described in the Offering Memorandum or to the extent the failure to have such title or the existence of such liens, charges, encumbrances or restrictions would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All leases, contracts and agreements to which the Company is a party or by which any of them is bound are valid and enforceable against the Company, and are valid and enforceable against the other party or parties thereto and are in full force and effect with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company owns, has applied for, possesses or can acquire on reasonable terms adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights and know-how necessary to conduct the businesses now or proposed to be operated by them as described in the Offering Memorandum, and the Company has not received any notice of infringement of or conflict with (or knows of any such infringement of or conflict with) asserted rights of others with respect to any patents, trademarks, service marks, trade names, copyrights or know-how that, if such assertion of infringement or conflict were sustained, would reasonably be expected to have a Material Adverse Effect.

(r) To the knowledge of the Company or any of its subsidiaries, (A) there are no legal or governmental proceedings involving or affecting the Company or any of its properties or assets that would be required to be described in a prospectus pursuant to the Act that are not described in the Offering Memorandum, nor are there are any material contracts or other documents that would be required to be described in a prospectus pursuant to the Act that are not described in the Offering Memorandum.

(s) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as described in the Offering Memorandum (A) each of the Company and its subsidiaries and their respective operations and properties is in compliance with applicable Environmental Laws (as defined below), (B) each of the Company and its subsidiaries has made all filings and provided all notices required under any applicable Environmental Law, and has obtained and is in compliance with all Permits required under any applicable Environmental Laws and each of them is in full force and effect, (C) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of potential responsibility, investigation, proceeding, demand letter or request for information pending or, to the knowledge of the Company or any of its subsidiaries, threatened against the Company or any of its subsidiaries under any Environmental Law, (D) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any assets or property owned, operated or leased by the Company or any of its subsidiaries, (E) none of the Company or its subsidiaries has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any comparable state law, (F) no real property or facility of the Company or any of its subsidiaries is (i) listed or proposed for listing on the National Priorities List under CERCLA or (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any state or local governmental authority and (G) to the knowledge of the Company or any of its subsidiaries, there are no past or present actions, conditions or occurrences, including without limitation, the Release or threat of Release of Hazardous Materials, in each case, which could reasonably be expected to result in a violation of or liability under any Environmental Law on the part of the Company or any of its subsidiaries.

For purposes of this Agreement, “Environmental Laws” means the common law and all applicable federal, state and local laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution or protection of public or employee health and safety or the Environment, including, without limitation, laws relating to (i) emissions, discharges, Releases or threatened Releases of Hazardous Materials into the Environment and (ii) the manufacture, processing, distribution, use, generation, treatment, storage, transport or handling of Hazardous Materials. “Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna. “Hazardous Materials” means any substance, material, pollutant, contaminant, chemical, waste, compound, or constituent, in any form, including without limitation, petroleum and petroleum products, subject to regulation or which can give rise to liability under any Environmental Law. “Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

(t) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no strike, labor dispute, slowdown or work stoppage with the employees of the Company that is pending or, to the knowledge of the Company, threatened.

(u) The Company carries insurance in such amounts and covering such risks as it reasonably believes is adequate for the conduct of its business and the value of its properties.

(v) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company has no liability for any non-exempt prohibited transaction, within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended, or Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or funding deficiency or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan that is subject to ERISA, to which the Company makes or ever has made a contribution and in which any employee of the Company is or has ever been a participant. With respect to such plans, the Company is in compliance with all applicable provisions of ERISA except for any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(w) The Company maintains internal accounting controls that provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management’s authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals. The Company maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, management to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

(x) The Company maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act). The Company has carried out evaluations, with the participation of management, of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(y) Except as disclosed (or incorporated by reference) in the Offering Memorandum, the Company is not aware of (i) any material weakness in its internal control over financial reporting or (ii) change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(z) The Company is not, or, after application of the proceeds on or after the Closing Date, will not be an “investment company” or “promoter” or “principal underwriter” for an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

(aa) Immediately after the consummation of the transactions contemplated by this Agreement, the present fair market value and present fair saleable value of the assets of the Company (valued on a consolidated basis with its subsidiaries) will exceed the sum of its stated liabilities and identified contingent liabilities; the Company (valued on a consolidated basis with its subsidiaries) is not, nor will the Company (valued on a consolidated basis with its subsidiaries) be, after giving effect to the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby (a) left with unreasonably small capital with which to carry on its business as it is proposed to be conducted, (b) unable to pay its debts (contingent or otherwise) as they mature or (c) otherwise insolvent.

(bb) None of the Company or any of its Affiliates (as defined in Rule 501(b) of Regulation D under the Act) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Act) that is or could be integrated with the sale of the Notes in a manner that would require the registration under the Act of the Notes or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Notes or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Act. Assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 8 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchasers in the manner contemplated by this Agreement to register any of the Notes under the Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended; provided that in each case no representation is made with respect to the Initial Purchasers.

(cc) No securities of the Company are of the same class (within the meaning of Rule 144A under the Act) as the Notes and listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated inter-dealer quotation system.

(dd) The Company has not taken, nor will it take, directly or indirectly, any action designed to, or that might be reasonably expected to, cause or result in stabilization or manipulation of the price of the Notes; provided that no representation is made with respect to any actions taken by any of the Initial Purchasers.

(ee) None of the Company or any of its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers as to which no representation is made) has engaged in any directed selling efforts (as that term is defined in Regulation S under the Act (“Regulation S”)) with respect to the Notes; the Company and its Affiliates and any person acting on its or their behalf (other than the Initial Purchasers as to which no representation is made) have complied with the offering restrictions requirement of Regulation S.

(ff) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(gg) None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. Government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”)), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions; and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as initial purchaser, advisor, investor or otherwise) of Sanctions.

(hh) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; (iv) violated or is in violation of any provision of the Bribery Act 2010 of the United Kingdom; or (v) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3. Purchase, Sale and Delivery of the Notes. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Initial Purchasers, and the Initial Purchasers, acting severally and not jointly, agree to purchase, the Notes in the respective amounts set forth on Schedule 1 hereto from the Company at 99.25% of their principal amount plus accrued interest from April 3, 2013. Payment for the Notes on the Closing Date shall be at the price set forth in the prior sentence. One or more certificates in global form for the Notes that the Initial Purchasers have agreed to purchase hereunder, and in such denomination or denominations and registered in such name or names as the Initial Purchasers request upon notice to the Company at least 36 hours prior to the Closing Date, shall be delivered by or on behalf of the Company to the Initial Purchasers, against payment by or on behalf of the Initial Purchasers therefor by wire transfer (same day funds) to the Company in the amount of $24,812,500. Such delivery of and payment for the Notes shall be made at the offices of Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York at 10:00 A.M., New York time, on May 20, 2013, or at such other place, time or date as the Initial Purchasers, on the one hand, and the Company, on the other hand, may agree upon, such time and date of delivery against payment being herein referred to as the “Closing Date.” The Company will make such certificate or certificates for the Notes available for checking by the Initial Purchasers at the offices of Deutsche Bank Securities Inc. in New York, New York, or at such other place as Deutsche Bank Securities Inc. may designate, at least 24 hours prior to the Closing Date.

Section 4. Offering by the Initial Purchasers. The Initial Purchasers propose to make an offering of the Notes at the price and upon the terms set forth in the Pricing Disclosure Package and the Final Memorandum as soon as practicable after this Agreement is entered into and as in the judgment of the Initial Purchasers is advisable.

Section 5. Covenants. The Company covenants and agrees with each of the Initial Purchasers as follows:

(a) Until the later of (i) the completion of the distribution of the Notes by the Initial Purchasers and (ii) the Closing Date, the Company will not amend or supplement the Pricing Disclosure Package and the Final Memorandum or otherwise distribute or refer to any written communication (as defined under Rule 405 of the Act) that constitutes an offer to sell or a solicitation of an offer to buy the Notes (other than the Pricing Disclosure Package, any Recorded Road Show and the Final Memorandum) or file any report with the Commission under the Exchange Act unless the Initial Purchasers shall previously have been advised and furnished a copy for a reasonable period of time prior to the proposed amendment, supplement or report. The Company will promptly, upon the reasonable request of the Initial Purchasers or counsel for the Initial Purchasers, make any amendments or supplements to the Pricing Disclosure Package and the Final Memorandum that may be necessary in order to comply with law in connection with the resale of the Notes by the Initial Purchasers. Notwithstanding the foregoing, nothing herein shall prohibit the Company from filing any document with the SEC, or issuing any press release, which it believes is necessary or advisable to comply with applicable laws, rules or regulations; provided that any such filing prior to the Closing Date shall be furnished to the Initial Purchasers.

(b) The Company will cooperate with the Initial Purchasers in arranging for the qualification of the Notes for offering and sale under the securities or “Blue Sky” laws of such jurisdictions as the Initial Purchasers may designate and will continue such qualifications in effect for as long as may be necessary to complete the resale of the Notes; provided, however, that in connection therewith, the Company shall not be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject itself to taxation in excess of a nominal dollar amount in any such jurisdiction where it is not then so subject.

(c) If, at any time prior to later of the Closing Date and the completion of the sale by the Initial Purchasers of the Notes, any event occurs or information becomes known as a result of which the Pricing Disclosure Package and the Final Memorandum as then amended or supplemented would include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or any Issuer Written Communication would conflict with the Pricing Disclosure Package as then amended or supplemented, or if for any other reason it is necessary at any time to amend or supplement by Issuer Written Communication, the Pricing Disclosure Package and the Final Memorandum to comply with applicable law, the Company will promptly notify the Initial Purchasers thereof and will prepare, at its own expense, an amendment or supplement to any of the Pricing Disclosure Package or any Issuer Written Communication (it being understood that any such amendments or supplements may take the form of an amended or supplemented Final Memorandum) as may be necessary so that the statements in any of the Pricing Disclosure Package as so amended or supplemented will not, in light of the circumstances under which they were made, be misleading or so that any Issuer Written Communication will not conflict with the Pricing Disclosure Package or so that the Pricing Disclosure Package or any Issuer Written Communication as so amended or supplemented will comply with law.

(d) The Company will, without charge, provide to the Initial Purchasers and to counsel for the Initial Purchasers as many copies of the Pricing Disclosure Package, any Issuer Written Communication and the Final Memorandum (including, any amendment or supplement thereto and documents incorporated by reference therein) as the Initial Purchasers may reasonably request.

(e) The Company will apply the net proceeds from the sale of the Notes as set forth under “Use of Proceeds” in the Pricing Disclosure Package and the Final Memorandum.

(f) None of the Company or any of its Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Act) that could be integrated with the sale of the Notes in a manner which would require the registration under the Act of the Notes.

(g) The Company will not, and will not permit any of its Affiliates or persons acting on their behalf to, engage in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Notes or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Act.

(h) For so long as any of the Notes remain outstanding, the Company will make available at its expense, upon request, to any holder of such Notes and any prospective purchasers thereof the information specified in Rule 144A(d)(4) under the Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

(i) The Company will use its commercially reasonable efforts to permit the Notes to be eligible for clearance and settlement through The Depository Trust Company.

(j) During the period beginning on the date hereof and continuing to the date that is 90 days after the Release Date, without the prior written consent of DBSI, the Company will not offer, sell, contract to sell or otherwise dispose of, except as provided hereunder, any debt securities of the Company that are substantially similar to the Notes.

(k) In connection with Notes offered and sold in an offshore transaction (as defined in Regulation S), the Company will not register any transfer of such Notes not made in accordance with the provisions of Regulation S or will, except in accordance with the provisions of Regulation S, if applicable, issue any such Notes in the form of definitive securities.

(l) Neither the Company nor any of its Affiliates will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Notes.

(m) For a period of one year (calculated in accordance with paragraph (d) of Rule 144 under the Act) following the Closing Date, the Company will not, and will use its reasonable best efforts not to permit any of its subsidiaries to, resell any Notes are acquired by the Company or any of its subsidiaries, except for Notes purchased by the Company or any of its subsidiaries and resold in a transaction registered under the Act.

Section 6. Expenses. The Company agrees to pay all costs and expenses incident to the performance of its obligations under this Agreement, whether or not the transactions contemplated herein are consummated or this Agreement is terminated pursuant to Section 11 hereof, including all costs and expenses incident to (i) the printing, word processing or other production of documents with respect to the transactions contemplated hereby (including any Transaction Document), including any costs of printing the Pricing Disclosure Package and the Final Memorandum and any amendment or supplement thereto, and any “Blue Sky” memoranda, (ii) all arrangements relating to the delivery to the Initial Purchasers of copies of the foregoing documents, (iii) the fees and disbursements of the counsel, the accountants and any other experts or advisors retained by the Company, (iv) preparation (including printing), issuance and delivery to the Initial Purchasers of the Notes, (v) the qualification of the Notes under state securities and “Blue Sky” laws, including filing fees and reasonable fees and disbursements of counsel for the Initial Purchasers in connection with the production of the Blue Sky Memorandum, (vi) expenses in connection with the “roadshow” and any other meetings with prospective investors in the Notes (provided, however, that the Company and the Initial Purchasers shall each agree to pay for 50% of the cost of any aircraft chartered in order to transport representatives of the Company and the Initial Purchasers to meetings with prospective investors in the Notes), (vii) fees and expenses of the Trustee including reasonable and documented fees and expenses of counsel and (viii) any fees charged by investment rating agencies for the rating of the Notes. If the sale of the Notes provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 7 hereof is not satisfied, because this Agreement is terminated or because of any failure, refusal or inability on the part of the Company to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder (other than solely by reason of a default by the Initial Purchasers of their obligations hereunder after all conditions hereunder have been satisfied in accordance herewith), the Company agrees to promptly reimburse the Initial Purchasers upon demand for all reasonable and documented out-of-pocket expenses (including reasonable fees, disbursements and charges of Cahill Gordon & Reindel LLP, counsel for the Initial Purchasers) that shall have been reasonably incurred by the Initial Purchasers in connection with the proposed purchase and sale of the Notes. It is understood, however, that except as provided in this Section, and Sections 9 and 11 hereof, the Initial Purchasers will pay all of their own costs and expenses, including the fees of their counsel and transfer taxes on the resale of any of the Notes by them.

Section 7. Conditions of the Initial Purchasers’ Obligations and the Company’s Obligations.

(I) The obligation of the Initial Purchasers to purchase and pay for the Notes shall, in their sole discretion, be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a) On the Closing Date, the Initial Purchasers shall have received the opinion and negative assurance statement, dated as of the Closing Date and addressed to the Initial Purchasers, of Simpson Thacher & Bartlett LLP, counsel for the Company, in form and substance reasonably satisfactory to counsel for the Initial Purchasers substantially as set forth in Exhibit A hereto. In rendering such opinion and negative assurance statement, such counsel may rely as to matters of fact, to the extent such counsel deems proper, on certificates or other written statements of official jurisdictions having custody of documents respecting the corporate existence or good standing of the entities referred to in such opinion and negative assurance statement.

(b) On the Closing Date, the Initial Purchasers shall have received the opinion and negative assurance statement, in form and substance satisfactory to the Initial Purchasers, dated as of the Closing Date and addressed to the Initial Purchasers, of Cahill Gordon & Reindel llp, counsel for the Initial Purchasers, with respect to certain legal matters relating to this Agreement and such other related matters as the Initial Purchasers may reasonably require. In rendering such opinion and negative assurance statement, Cahill Gordon & Reindel llp shall have received and may rely upon such certificates and other documents and information as it may reasonably request to pass upon such matters.

(c) On the date hereof, following execution of this Agreement, the Initial Purchasers shall have received from the Independent Accountants a comfort letter dated the date hereof, in form and substance reasonably satisfactory to counsel for the Initial Purchasers with respect to the audited and any unaudited financial information in the Pricing Disclosure Package. On the Closing Date, the Initial Purchasers shall have received from the Independent Accountants a comfort letter dated the Closing Date, in form and substance reasonably satisfactory to counsel for the Initial Purchasers, which shall refer to the comfort letter dated the date hereof and reaffirm or update as of a more recent date the information stated in the comfort letter dated the date hereof and similarly address the audited and any unaudited financial information in the Final Memorandum.

(d) The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Time of Execution and on and as of the Closing Date as if made on and as of the Closing Date; the statements of the Company’s officers made pursuant to any certificate delivered in accordance with the provisions hereof, in their capacity as officers of the Company, and not in their individual capacity, shall be true and correct on and as of the date made and on and as of the Closing Date; the Company shall have performed all covenants and agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and, except as described in the Pricing Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), subsequent to the date of the most recent financial statements included (or incorporated by reference) in such Pricing Disclosure Package and the Final Memorandum, there shall have been no event or development, and no information shall have become known, that, individually or in the aggregate, has or would be reasonably expected to have a Material Adverse Effect.

(e) Subsequent to the date of the most recent financial statements included (or incorporated by reference) in the Pricing Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), except as described (or incorporated by reference) in the Pricing Disclosure Package and the Final Memorandum, neither the Company nor any of its Subsidiaries shall have sustained any loss or interference with respect to its business or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute or work stoppage or from any legal or governmental proceeding, order or decree, which loss or interference, individually or in the aggregate, has or would be reasonably expected to have a Material Adverse Effect.

(f) The Initial Purchasers shall have received a certificate from the Company, dated the Closing Date, signed on behalf of the Company by its Chairman of the Board, President or any Executive or Senior Vice President and the Chief Financial Officer or Corporate Controller, in their capacity as officers of the Company and not in their individual capacity, to the effect that:

(i) the representations and warranties of the Company contained in this Agreement are true and correct in all material respects on and as of the Time of Execution and on and as of the Closing Date (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects), and the Company has performed all covenants and agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

(ii) at the Closing Date, since the date hereof or since the date of the most recent financial statements included (or incorporated by reference) in the Pricing Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), no event or development has occurred, and no information has become known, that, individually or in the aggregate, has or would be reasonably expected to have a Material Adverse Effect.

(g) The Initial Purchasers shall have received an Officer’s Certificate (as defined in the Indenture) in respect of the New Notes, dated the Closing Date and executed and delivered by the Company.

On or before the Closing Date, the Initial Purchasers and counsel for the Initial Purchasers shall have received such further documents, opinions, certificates, letters and schedules or instruments relating to the business, corporate, legal and financial affairs of the Company as they shall have heretofore reasonably requested from the Company for the purposes of enabling them to pass upon the issuance and sale of the Notes as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

All such documents, opinions, certificates, letters, schedules or instruments delivered pursuant to this Agreement will comply with the provisions hereof only if they are reasonably satisfactory in all material respects to the Initial Purchasers and counsel for the Initial Purchasers.

(II) The obligations of the Company to sell the New Notes and the obligations of the Initial Purchasers to purchase and pay for the New Notes in each case shall be subject to the Company’s receipt, on or before the Closing Date, of a waiver under, amendment to or amendment and restatement of the Amended and Restated Loan and Security Agreement, dated as of April 8, 2013, among the Company, Cooper Standard Automotive Inc., Cooper-Standared Automotive Canada Limited, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as agent, in any case permitting the incurrence by the Company of the New Notes.

Section 8. Offering of Notes; Restrictions on Transfer.

(a) Each of the Initial Purchasers agrees with the Company (as to itself only) that (i) it has not and will not solicit offers for, or offer or sell, the Notes by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Act; and (ii) it has and will solicit offers for the Notes only from, and will offer the Notes only to (A) in the case of offers inside the United States, persons whom the Initial Purchasers reasonably believe to be QIBs or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to the Initial Purchasers that each such account is a QIB, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in transactions under Rule 144A and (B) in the case of offers outside the United States, to persons other than U.S. persons (“non-U.S. purchasers,” which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for non-U.S. beneficial owners (other than an estate or trust)); provided, however, that, in the case of this clause (B), in purchasing such Notes such persons are deemed to have represented and agreed as provided under the caption “Notice to Investors” contained in the Pricing Disclosure Package and the Final Memorandum.

(b) Each of the Initial Purchasers represents and warrants (as to itself only) with respect to offers and sales outside the United States that (i) it has and will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Notes or has in its possession or distributes any Pricing Disclosure Package or Final Memorandum or any such other material, in all cases at its own expense; (ii) the Notes have not been and will not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Act or pursuant to an exemption from the registration requirements of the Act; and (iii) it has offered the Notes and will offer and sell the Notes (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S and, accordingly, neither it nor any persons acting on its behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Notes, and any such persons have complied and will comply with the offering restrictions requirement of Regulation S.

(c) Each Initial Purchaser, severally and not jointly, represents and warrants and agrees with the Company that:

(i) in relation to each member state of the European Economic Area which has implemented the EU Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the EU Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of the Securities in that Relevant Member State, except that it may make an offer of such Securities in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive), as permitted under the EU Prospectus Directive, subject to obtaining the prior consent of the relevant Initial Purchaser or Initial Purchasers nominated by the Company for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the EU Prospectus Directive;

provided that no such offer of the Securities shall require the Company or any Initial Purchaser to publish a prospectus pursuant to Article 3 of the EU Prospectus Directive;

For the purposes of this provision, the expression an “offer of Securities to the public” in relation to any of the Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State, the expression “EU Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU;

(ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Terms used in this Section 8 and not defined in this Agreement have the meanings given to them in Regulation S.

Section 9. Indemnification and Contribution.

(a) The Company agrees to indemnify and hold harmless each Initial Purchaser and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which any Initial Purchaser or such controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the following:

(i) any untrue statement or alleged untrue statement of any material fact contained in the Pricing Disclosure Package, any Issuer Written Communication or the Final Memorandum or any amendment or supplement thereto; or

(ii) the omission or alleged omission to state, in the Pricing Disclosure Package, any Issuer Written Communication or the Final Memorandum or any amendment or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading;

and will reimburse, as incurred, the Initial Purchasers and each such controlling person for any legal or other expenses incurred by the Initial Purchasers or such controlling person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action; provided, however, the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Pricing Disclosure Package or Final Memorandum or any amendment or supplement thereto in reliance upon and in conformity with written information concerning the Initial Purchasers furnished to the Company by DBSI specifically for use therein. The indemnity provided for in this Section 9 will be in addition to any liability that the Company may otherwise have to the indemnified parties. The Company shall not be liable under this Section 9 for any settlement of any claim or action effected without its prior written consent, which shall not be unreasonably withheld.

(b) Each Initial Purchaser, severally and not jointly, agrees to indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which the Company or any such director, officer or controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Pricing Disclosure Package, any Issuer Written Communication or the Final Memorandum or any amendment or supplement thereto, or (ii) the omission or the alleged omission to state therein a material fact required to be stated in the Pricing Disclosure Package, any Issuer Written Communication or the Final Memorandum or any amendment or supplement thereto, or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Initial Purchaser, furnished to the Company by DBSI specifically for use therein; and subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any legal or other expenses incurred by the Company or any such director, officer or controlling person in connection with investigating or defending against or appearing as a third party witness in connection with any such loss, claim, damage, liability or action in respect thereof. The indemnity provided for in this Section 9 will be in addition to any liability that the Initial Purchasers may otherwise have to the indemnified parties. The Initial Purchasers shall not be liable under this Section 9 for any settlement of any claim or action effected without their consent, which shall not be unreasonably withheld.

(c) Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action for which such indemnified party is entitled to indemnification under this Section 9, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party of the commencement thereof in writing; but the omission to so notify the indemnifying party (i) will not relieve it from any liability under paragraph (a) or (b) above unless and to the extent such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraphs (a) and (b) above. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, or (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receipt by the indemnifying party of notice of the institution of such action, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, designated by the Initial Purchasers in the case of paragraph (a) of this Section 9 or the Company in the case of paragraph (b) of this Section 9, representing the indemnified parties under such paragraph (a) or paragraph (b), as the case may be, who are parties to such action or actions) or (ii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party. All fees and expenses reimbursed pursuant to this paragraph (c) shall be reimbursed as they are incurred. After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), unless such indemnified party waived in writing its rights under this Section 9, in which case the indemnified party may effect such a settlement without such consent. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement or compromise of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party, or indemnity could have been sought hereunder by any indemnified party, unless such settlement (A) includes an unconditional written release of the indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(d) In circumstances in which the indemnity agreement provided for in the preceding paragraphs of this Section 9 is unavailable to, or insufficient to hold harmless, an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), each indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other from the offering of the Notes or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof). The relative benefits received by the Company on the one hand and any Initial Purchaser on the other shall be deemed to be in the same proportion as the total proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by such Initial Purchaser. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand, or such Initial Purchaser on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omission, and any other equitable considerations appropriate in the circumstances. The Company and the Initial Purchasers agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of this paragraph (d). Notwithstanding any other provision of this paragraph (d), no Initial Purchaser shall be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by such Initial Purchaser under this Agreement, less the aggregate amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact, and no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this paragraph (d), each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Initial Purchasers, and each director of the Company, each officer of the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Company.

Section 10. Survival Clause. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Company, its officers and the Initial Purchasers set forth in this Agreement or made by or on behalf of them pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Company, any of its officers or directors, the Initial Purchasers or any controlling person referred to in Section 9 hereof and (ii) delivery of and payment for the Notes. The respective agreements, covenants, indemnities and other statements set forth in Sections 6, 9, 10 and 15 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement; provided, however, that if the purchase of the Notes by the Initial Purchasers is not consummated as a result of the occurrence or happening of an event described in clause (a)(ii), (iii) or (iv) of Section 11 hereof, the Company shall have no obligation to pay for any expenses (including fees and disbursements of counsel) incurred by the Initial Purchasers in connection with the offering of the Notes.

Section 11. Termination.

(a) This Agreement may be terminated in the discretion of the Initial Purchasers by written notice to the Company given prior to the Closing Date in the event that the Company shall have failed, refused or been unable to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder at or prior thereto, if not waived by the Initial Purchasers, or, if at or prior to the Closing Date,

(i) (A) the Company or any of the Subsidiaries shall have sustained any loss or interference with respect to its businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute, or work stoppage or any legal or governmental proceeding, which loss or interference, in the sole judgment of DBSI, has had or is reasonably expected to have a Material Adverse Effect, or (B) there shall have been, in the sole judgment of DBSI, any event or development that, individually or in the aggregate, has or could be reasonably expected to have a Material Adverse Effect (including without limitation a change in control of the Company or the Subsidiaries), except in each case as described in the Pricing Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto);

(ii) trading in securities on the New York Stock Exchange shall have been suspended or materially limited or minimum or maximum prices shall have been established on any such exchange or market;

(iii) a banking moratorium shall have been declared by New York or United States authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States shall have occurred;

(iv) there shall have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other calamity or emergency involving the United States, or (C) any material change in the financial markets of the United States which, in the case of (A), (B) or (C) above and in the sole judgment of DBSI, makes it impracticable or inadvisable to proceed with the offering or the delivery of the Notes as contemplated by the Pricing Disclosure Package and the Final Memorandum; or

(v) any securities of the Company shall have been downgraded by any nationally recognized statistical rating organization or any such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its ratings of any securities of the Company (other than an announcement with positive implications of a possible upgrading).

(b) Termination of this Agreement pursuant to this Section 11 shall be without liability of any party to any other party except as provided in Section 10 hereof.

Section 12. Information Supplied by the Initial Purchasers. The statements set forth in the second paragraph, the third, sixth and seventh sentences of the sixth paragraph, the seventh paragraph and the eighth paragraph under the heading “Plan of Distribution” in the Preliminary Memorandum and the Final Memorandum (to the extent such statements relate to the Initial Purchasers) constitute the only information furnished by the Initial Purchasers to the Company for the purposes of Sections 2(a) and 9 hereof.

Section 13. Notices. All communications hereunder shall be in writing and, if sent to the Initial Purchasers, shall be mailed or delivered to Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005, Attention: Corporate Finance Department, with a copy to Cahill Gordon & Reindel llp, 80 Pine Street, New York, NY 10005, Attention Douglas S. Horowitz; if sent to the Company, shall be mailed or delivered to the Company at 39550 Orchard Hill Place Drive, Novi, MI 48375, Attention: Timothy W. Hefferon; with a copy to Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, Attention: Kenneth B. Wallach.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; and one business day after being timely delivered to a next-day air courier.

Section 14. Successors. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Company and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that (i) the indemnities of the Company contained in Section 9 of this Agreement shall also be for the benefit of any person or persons who control the Initial Purchasers within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and (ii) the indemnities of the Initial Purchasers contained in Section 9 of this Agreement shall also be for the benefit of the directors of the Company, its officers and any person or persons who control the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act. No purchaser of Notes from the Initial Purchasers will be deemed a successor because of such purchase.

Section 15. APPLICABLE LAW. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN, AND ANY CLAIM, CONTROVERSY OR DISPUTE RELATING TO OR ARISING OUT OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 16. No Advisory or Fiduciary Responsibility. The Company acknowledges and agrees that (i) the purchase and sale of the Notes pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Initial Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction each Initial Purchaser is acting solely as a principal and not the agent or fiduciary of the Company, (iii) no Initial Purchaser has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company agrees that it will not claim that any Initial Purchaser has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

Section 17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and the Initial Purchasers.

Very truly yours,

COOPER-STANDARD HOLDINGS INC.

By:	/s/ Timothy W. Hefferon
	Name:	Timothy W. Hefferon
	Title:	Vice President, General Counsel and Secretary

The foregoing Agreement is hereby confirmed and accepted by the Initial Purchasers as of the date first above written.

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Ed Roland
	Name:	Ed Roland
	Title:	MD

By:	/s/ Jackson Merchant
	Name:	Jackson Merchant
	Title:	Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Mark W. Kushemba
	Name:	Mark W. Kushemba
	Title:	Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Bradford Garvey
	Name:	Bradford Garvey
	Title:	Vice President

UBS SECURITIES LLC

By:	/s/ Michelle Ley
	Name:	Michelle Ley
	Title:	Director

By:	/s/ Daniel Kelsh
	Name:	Daniel Kelsh
	Title:	Director

SCHEDULE 1

Initial Purchaser	Principal Amount of Notes
Deutsche Bank Securities Inc.	$11,250,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	7,500,000
J.P. Morgan Securities LLC	4,500,000
UBS Securities LLC	1,750,000

Total	$25,000,000

SCHEDULE 2

CONFIDENTIAL

Pricing Supplement Dated May 13, 2013 to

Preliminary Offering Memorandum Dated May 13, 2013

$25,000,000

Cooper-Standard Holdings Inc.

Senior PIK Toggle Notes due 2018

This Supplement is qualified in its entirety by reference to the Preliminary Offering Memorandum. The information in this Supplement supplements the Preliminary Offering Memorandum and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. Defined terms used and not defined herein have the meaning ascribed to them in the Preliminary Offering Memorandum.

The New Notes have not been registered under the Securities Act of 1933 or the securities laws of any state and are being offered only to (1) “qualified institutional buyers” as defined in Rule 144A under the Securities Act and (2) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act. For details about eligible offers, deemed representations and agreements by investors and transfer restrictions, see “Notice to Investors” in the Preliminary Offering Memorandum.

On April 3, 2013, Cooper-Standard Holdings Inc. (the “Company”) issued $175,000,000 aggregate principal amount of its Senior PIK Toggle Notes due 2018 (the “Existing Notes”) pursuant to an indenture dated as of April 3, 2013 between the Company and U.S. Bank National Association, as Trustee (as amended and supplemented, the “Indenture”). The notes offered hereby (the “New Notes”) are being issued as “Additional Securities” under the Indenture. The Existing Notes and the New Notes are collectively referred to in this Supplement as the “Notes.”

Investing in the Notes involves risks. See “Risk Factors” beginning on page 18 of the Preliminary Offering Memorandum.

Issuer	Cooper-Standard Holdings Inc.
Aggregate Principal Amount:	$25,000,000. The New Notes will have the same terms and will be part of the same class as the Existing Notes.
Gross Proceeds to Issuer (before initial purchasers’ discount and expenses):	$25,250,000
Title of Securities:	Senior PIK Toggle Notes due 2018
Final Maturity Date:	April 1, 2018
Issue Price:	101%, plus accrued interest from April 3, 2013
Coupon:	7.375%, plus 75 bps if PIK
Yield Per Annum:	7.126%
Interest Payment Dates:	April 1 and October 1
Record Dates:	March 15 and September 15
First Interest Payment Date:	October 1, 2013
Optional Redemption:	Make-whole call at T+50 bps until April 1, 2014.

	On and after April 1, 2014, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest to the redemption date set forth below:

	Period	Redemption Price
	2014	102.000%
	2015	101.000%
	2016 and thereafter	100.000%

Optional Redemption with Equity Proceeds:	Prior to April 1, 2014, the Company will be entitled at its option on one or more occasions to redeem all or any portion of the Notes (which includes Additional Notes, if any) issued at a redemption price (expressed as a percentage of principal amount) of 102.000%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, each such redemption occurs within 90 days after the date of the related Equity Offering.

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC UBS Securities LLC

Trade Date:	May 13, 2013

Settlement Date:

May 20, 2013 (T+5).

We expect delivery of the New Notes will be made against payment therefor on or about May 20, 2013, which is the fifth business day following the date of pricing of the notes (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the New Notes on the date of pricing of the New Notes or the next business day will be required, by virtue of the fact that the New Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Credit Agreement Amendment:	The closing of the offering of the New Notes is conditioned upon the Credit Agreement having been amended to permit the incurrence by the Company of the New Notes.

Schedule 2-2

CUSIP/ISIN Numbers:	144A CUSIP: 21687W AA3 144A ISIN: US21687WAA36 Regulation S CUSIP: U2060R AB6 Regulation S ISIN: USU2060RAB60

Other information presented in the Preliminary Offering Memorandum is deemed to have changed to the extent affected by the changes described herein.

This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of these securities or the offering. Please refer to the Offering Memorandum for a complete description.

This communication is being distributed in the United States solely to “qualified institutional buyers”, as defined in Rule 144A under the Securities Act of 1933, and outside the United States solely to non-U.S. persons as defined under Regulation S.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Schedule 2-3

ANNEX A

Subsidiaries of the Company

Subsidiaries and Joint Ventures	Ownership Interest	Jurisdiction of Incorporation
Cooper-Standard Automotive (Australia) Pty. Ltd.	100%	Australia
Cooper-Standard Automotive FHS (Australia) Pty. Ltd.	100%	Australia
CSA (Barbados) Investment Co. Ltd.	100%	Barbados
Cooper-Standard Automotive Belgium NV	100%	Belgium
Cooper-Standard Automotive Brasil Sealing Ltda.	100%	Brazil
Itatiaia Standard Industrial Ltda.	100%	Brazil
Cooper-Standard Automotive Canada Limited	100%	Canada
Cooper (Wuhu) Automotive Co., Ltd.	100%	China
Cooper-Standard Automotive (Kunshan) Co., Ltd.	100%	China
Cooper-Standard (Suzhou) Automotive Co., Ltd.	100%	China
Cooper-Standard Chongqing Automotive Co., Ltd.	100%	China
Cooper-Standard Jingda (Jingzhou) Automotive Co., Ltd.	36%	China
Cooper-Standard Jingda Changchun Automotive Co., Ltd.	80%	China
Huayu-Cooper Standard Sealing Systems Co., Ltd.	47.5%	China
Cooper-Standard Automotive Ceska Republika s.r.o.	100%	Czech Republic
Cooper-Standard Automotive FHS Ceska republika s.r.o.	100%	Czech Republic
Cooper-Standard Automotive FHS Inc.	100%	Delaware
Cooper-Standard Automotive Fluid Systems Mexico Holding LLC	100%	Delaware
NISCO Holding Company	100%	Delaware
Nishikawa Cooper LLC	40%	Delaware
StanTech, Inc.	100%	Delaware
Sterling Investments Company	100%	Delaware
Cooper-Standard Automotive France S.A.S.	100%	France
Cooper Standard France SAS	51%	France
Cooper-Standard Automotive (Deutschland) GmbH	100%	Germany
CSA Beteiligungen (Deutschland) GmbH	100%	Germany
CSA Germany GmbH & Co. KG	100%	Germany
CSA Germany Verwaltungs GmbH	100%	Germany
CSA Holding (Deutschland) GmbH	100%	Germany
Diorama Grundstücksverwatungsgesellschaft mbH & Co. Vermietungs KG	50%	Germany
Metzeler Automotive Profile Systems GmbH	100%	Germany
Metzeler Kautschuk Unterstuetzungskasse GmbH	100%	Germany
Metzeler Technical Rubber Systems GmbH	100%	Germany
Sujan Barre Thomas AVS Private Limited[1]	100%	India
Cooper-Standard Automotive India Private Limited	100%	India
Metzeler Automotive Profiles India Private Limited	74%	India
CSA Italy Holdings SrL	100%	Italy
Cooper-Standard Automotive Italy SpA	100%	Italy

[1]	50% is owned by Cooper Standard France SAS

Subsidiaries and Joint Ventures	Ownership Interest	Jurisdiction of Incorporation
Cooper Standard Automotive Japan K.K.	100%	Japan
Cooper-Standard Automotive Korea Inc.	100%	Korea
Guyoung Technology Co. Ltd.	20%	Korea
Coopermex, S.A. de C.V.	100%	Mexico
Cooper-Standard Automotive de Mexico Fluid Services, S. de R.L. de C.V.	100%	Mexico
Cooper-Standard Automotive de Mexico S.A. de C.V.	100%	Mexico
Cooper-Standard Automotive FHS, S.A. de C.V.	100%	Mexico
Cooper-Standard Automotive Fluid Systems de Mexico, S. de R.L. de C.V.	100%	Mexico
Cooper-Standard Automotive Sealing de Mexico, S.A. de C.V.	100%	Mexico
Cooper-Standard Automotive Services, S.A. de C.V.	100%	Mexico
Manufacturera El Jarudo, S. de R.L. de C.V.	100%	Mexico
Cooper-Standard de Mexico S de RL de CV	100%	Mexico
Westborn Service Center, Inc.	100%	Michigan
Cooper-Standard Automotive NC L.L.C.	100%	North Carolina
Cooper-Standard Automotive Inc.	100%	Ohio
Cooper-Standard Automotive OH, LLC	100%	Ohio
CSA Services Inc.	100%	Ohio
CSF Poland z o.o	100%	Poland
Cooper-Standard Polska sp zoo.	100%	Poland
Cooper-Standard Automotive Piotrkow sp zoo[2]	100%	Poland
Wahabi Investments Sp. z o.o.	100%	Poland
Cooper-Standard Romania SRL	100%	Romania
Cooper-Standard DOO Beograd	100%	Serbia
Cooper-Standard Automotive España, S.L.	100%	Spain
Cooper-Standard Rockford Inc.	100%	Tennessee
North America Rubber, Incorporated	100%	Texas
Nishikawa Tachaplalert Cooper Ltd.	20%	Thailand
Cooper-Standard Automotive International Holdings B.V.	100%	The Netherlands
CSA International Holdings C.V.	100%	The Netherlands
CSA International Holdings Coöperative U.A.	100%	The Netherlands
Cooper-Standard Automotive (UK) Pension Trust Limited	100%	United Kingdom
Cooper-Standard Automotive UK Limited	100%	United Kingdom
Cooper-Standard Automotive UK Sealing Limited	100%	United Kingdom

[2]	100% is owned by Cooper Standard France SAS

Annex A-2

EXHIBIT A

[Forms of Opinion and Negative Assurance Statement of Simpson Thacher & Bartlett LLP]

Exhibit A-1